Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces First Quarter 2009 Results

- Revenue Increase of 36% from Prior Year Quarter Above Company’s Full Year Guidance -
- First Quarter 2009 Operating Margin of 20% In Line with Company’s Full Year Guidance -
- Net Income of $0.05 Per Diluted Share in the First Quarter 2009 -
Golden, Colo. (April 23, 2009) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the first quarter ended March 31, 2009.
Ratings and advisory revenue for the three months ended March 31, 2009 increased $3.3 million, or 36%, to approximately $12.4 million from $9.1 million for the three months ended March 31, 2008. The revenue growth was principally driven by an increase of $2.1 million or 124% from the Company’s Internet Business Group compared to the three months ended March 31, 2008 and $1.0 million, or 15%, from the Company’s Provider Services business compared to the three months ended March 31, 2008.
Gross margins for the three months ended March 31, 2009 and 2008 were approximately 85% and 83%, respectively. Operating margins for the three months ended March 31, 2009 and 2008 were approximately 20% and 17%, respectively.
Operating income for the three months ended March 31, 2009 was $2.5 million, a $1.0 million increase, or 66%, over the three months ended March 31, 2008. Net income attributable to HealthGrades for the three months ended March 31, 2009 was $1.6 million or $0.05 per diluted share, compared to approximately $1.2 million or $0.03 per diluted share, for the same period of 2008.
Provider Services
For the three months ended March 31, 2009, Provider Services revenue, which principally includes sales of hospital marketing products and quality-improvement products, was $8.0 million, an increase of $1.0 million, or 15%, over the same period of 2008. This increase reflects increased revenues from both the Company’s marketing and quality-improvement products. For the three months ended March 31, 2009 and 2008, 32% and 24% of all new sales in Provider Services were to existing clients, respectively. For the three months ended March 31, 2009 and 2008, the Company retained, or signed new contracts representing approximately 83% and 73%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.

Internet Business Group
For the three months ended March 31, 2009, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports and subscriptions to consumers, revenue from the HealthGrades Connecting Point™ product (formerly known as Internet Patient Acquisition™) and internet advertising and sponsorship revenue, was $3.8 million, an increase of $2.1 million, or 124% over the same period of 2008. This increase in revenue is a result of strong growth from all products in the Internet Business Group. For the three months ended March 31, 2009, the Company’s internet advertising and sponsorship revenue includes approximately $0.8 million from www.WrongDiagnosis.com, the website acquired from Adviware in October 2008. In addition, revenue from Connecting Point includes approximately $0.5 million related to the Company’s agreement with Fresenius Medical Care North America signed in June 2008. The Company’s total revenue from quality reports to consumers also increased due to sales of its Watchdog subscription service.
Strategic Health Solutions
For the three months ended March 31, 2009, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data, was $0.6 million, an increase of $0.1 million, or 24% over the same period of 2008.
Operating Expenses
Operating expenses increased $1.9 million to $8.0 million for the three months ended March 31, 2009 from approximately $6.0 million for the three months ended March 31, 2008. Sales and marketing expenses increased $0.9 million, product development expenses increased $0.5 million, and general and administrative expenses increased $0.5 million for the three months ended March 31, 2009 compared to the three months ended March 31, 2008.
Sales and marketing expenses for the three months ended March 31, 2009 were $3.3 million compared to $2.4 million for the three months ended March 31, 2008. This increase is mainly due to the increase in commission expenses which are recorded upon contract execution. In addition, sales and marketing expenses increased to promote internet advertising on the websites at www.WrongDiagnosis.com and www.CureResearch.com, which were acquired in October 2008.
Product development expenses for the three months ended March 31, 2009 were $2.2 million compared to $1.7 million for the three months ended March 31, 2008. This increase is principally due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings. In particular, the Company added personnel to focus on advertising initiatives, as well as several projects that are in process with its search engine partners. The Company also continues to invest in initiatives to both improve its existing data as well as bring new and actionable data to consumers. In addition, the Company continues to invest in the improvement of physician data. The physician data that the Company maintains relates to nearly 800,000 physicians. HealthGrades continues to acquire new physician data and refine the Company’s data-matching process to improve both the impact and the accuracy of its information.

General and administrative expenses for the three months ended March 31, 2009 were $2.5 million compared to $2.0 million for the three months ended March 31, 2008. This increase is principally due to additional personnel and additional leased office space.
Income Taxes
Income tax expense for the three months ended March 31, 2009 and 2008 was approximately $0.9 million and $0.6 million, respectively. For the three months ended March 31, 2009 and 2008, the Company’s effective income tax rate was approximately 37%.
Cash Position; Stock Repurchases
For the three months ended March 31, 2009, the Company generated $4.2 million in cash flow from operations. As of March 31, 2009, the Company had $14.8 million in cash and cash equivalents, a 31% increase over the balance at December 31, 2008. For the three months ended March 31, 2009, the Company did not repurchase any shares of its common stock.
Option Exercises
As of October 1, 2008, three of the Company’s executive officers, Kerry Hicks, David Hicks and Allen Dodge, held certain options to purchase a total of 703,000 shares of the Company’s common stock. These options were granted on April 29, 1999 and were due to expire on April 28, 2009. By April 17, 2009, all of these options were exercised by the executive officers. In addition, in November and December 2008, one of the Company’s officers, Sarah Loughran, exercised options to purchase 770,000 shares of the Company’s common stock. These options were granted to Ms. Loughran on February 7, 2002. To date, none of the executive officers or Ms. Loughran has sold any of the shares underlying these options on the open market.
All of the options that were exercised were fully vested prior to the beginning of 2008. As such, no compensation expense related to these options is reflected in the Company’s results of operations for the year ended December 21, 2008, or will be reflected in the Company’s results of operations for the year ended December 31, 2009 or subsequent years.
2009 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We are very pleased with our first quarter results. In particular, the performance of our Internet Business Group was very strong, with significant growth in our advertising and sponsorship revenue. As we referenced on many occasions last year, we invested substantially in this business area in 2008. We are now beginning to see significant results from that investment.”
“We are particularly pleased to begin the year on such a strong note given the economic environment. Although we believe we are somewhat insulated from the significant negative impact that many companies are feeling in these times, we are certainly not immune. We have seen a lengthening in the sales cycle for our Provider Services contracts in particular. However, we also continue to see very strong retention rates of our Provider Services contracts, which allowed us to post strong results in this business area in the first quarter. Our focus for the remainder of the year in this area will be to accelerate the new sales close process.”

Mr. Hicks continued, “I’m pleased to announce the addition of Wes Crews as the Company’s Chief Operating Officer. As we previously announced, Mr. Crews began his employment with us on Monday, April 20th. We believe Mr. Crews has the operational expertise to help us achieve our significant operating and financial results not only for 2009, but for years to come.”
HealthGrades affirms the financial guidance issued in December 2008. For 2009, the Company is forecasting total revenue of approximately $48 million, or a 20% increase over total revenue in 2008. The Company anticipates its operating margin will be in the range of 17% to 21%.
Conference Call
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the internet, to discuss first quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the internet broadcast. If you would like to participate, please call (866) 383-7989 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on April 23, 2009 and reference the following — Confirmation number: 30130881, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 39496276 until May 30, 2009.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD — News) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2009, impact of the economy on the Company’s business, management expertise, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in anticipated contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Revenue:
Ratings and advisory revenue	$12,383,883	$9,129,817
Other	5,013	5,992

Total revenue	12,388,896	9,135,809

Expenses:
Cost of ratings and advisory revenue	1,910,730	1,572,732

Gross margin	10,478,166	7,563,077

Operating expenses:
Sales and marketing	3,293,945	2,377,774
Product development	2,151,406	1,689,829
General and administrative	2,508,264	1,978,627

Income from operations	2,524,551	1,516,847

Other:
Interest income	7,079	201,110
Interest expense	(67)	(65)

Income before income taxes	2,531,563	1,717,892
Income taxes	946,049	627,588

Net income	1,585,514	1,090,304
Net loss attributable to the noncontrolling interest, net of tax	50,708	66,191

Net income attributable to Health Grades, Inc.	$1,636,222	$1,156,495

Net income per common share (basic)	$0.06	$0.04

Weighted average number of common shares used in computation (basic)	27,228,819	29,078,090

Net income per common share (diluted)	$0.05	$0.03

Weighted average number of common shares used in computation (diluted)	30,640,208	33,793,491

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$14,814,988	$11,327,741
Accounts receivable, net	6,618,512	9,563,163
Prepaid income taxes	—	12,603
Prepaid expenses and other current assets	1,289,690	1,087,914

Total current assets	22,723,190	21,991,421

Property and equipment, net	2,913,487	2,451,210
Intangible assets, net	802,613	854,613
Goodwill	9,104,790	9,104,060
Deferred income taxes	787,445	683,866

Total assets	$36,331,525	$35,085,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$375,850	$224,252
Accrued payroll, incentive compensation and related expenses	2,610,037	3,352,294
Accrued expenses	626,385	629,359
Current portion of capital lease obligations	2,297	1,898
Current portion of deferred rent	81,716	—
Deferred income	18,592,896	19,713,079
Income taxes payable	953,148	—
Deferred income taxes	230,180	130,493

Total current liabilities	23,472,509	24,051,375

Long-term portion of capital lease obligations	397	984
Long-term portion of deferred rent	231,231	309,131

Total liabilities	23,704,137	24,361,490

Commitments and contingencies

Stockholders’ equity:
Health Grades, Inc. shareholders’ equity
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 52,867,072 and 52,744,438 shares issued as of March 31, 2009 and December 31, 2008, respectively	52,866	52,743
Additional paid-in capital	98,593,990	98,242,403
Accumulated deficit	(52,389,942)	(54,026,164)
Treasury stock, 24,016,642 and 23,982,694 shares as of March 31, 2009 and December 31, 2008, respectively	(33,548,568)	(33,545,302)

Total Health Grades, Inc. equity	12,708,346	10,723,680
Noncontrolling interest	(80,958)	—

Total stockholders’ equity	12,627,388	10,723,680

Total liabilities and stockholders’ equity	$36,331,525	$35,085,170